EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

NEURAXIS, INC.

Neuraxis, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Neuraxis, Inc. The Corporation’s original Certificate of Incorporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 23, 2022.

2. A certificate of amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 12, 2023.

3. Pursuant to Section 242 of the DGCL, this certificate of amendment to the Certificate of Incorporation (this “Certificate of Amendment”) further amends the provisions of the Corporation’s Certificate of Incorporation.

4. ARTICLE IV of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE IV

A.	AUTHORIZED STOCK.

The total number of shares of stock which the Company shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of blank check preferred stock, par value $0.001 per share (the “Preferred Stock” or “Blank Check Preferred Stock”).

B.	ISSUANCE OF PREFERRED STOCK.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Blank Check Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.	RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. There shall be no cumulative voting.”

5. This Certificate of Amendment to the Corporation’s Certificate of Incorporation has been duly authorized and adopted by the Board in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

6. That thereafter, pursuant to resolution of the Board, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

7. This the Certificate of Amendment shall become effective on the date filed with the State of Delaware.

IN WITNESS WHEREOF, Neuraxis, Inc. has caused this Certificate of Amendment to be signed by Brian Carrico, a duly authorized officer of the Corporation, on ________, 2024.

Brian Carrico
Chief Executive Officer